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                                                                    EXHIBIT 99.1

[DRESSER, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE

               STEVEN G. LAMB APPOINTED PRESIDENT OF DRESSER, INC.
          Former President and CEO of World Kitchen, Inc. joins Dresser senior management team

DALLAS, TX (October 17, 2002)--Dresser, Inc. CEO Patrick Murray today announced that Steven G. Lamb has been appointed president of Dresser, Inc., effective November 1, and will also be joining the Dresser board of directors. Mr. Lamb was previously the president and CEO of World Kitchen, Inc.

"Steve brings a strong leadership background and a history of improving business results and customer satisfaction," said Murray. "We are pleased that he has agreed to join the senior management team of Dresser and take on a leadership role in the evolution of our organization."

Prior to his tenure at World Kitchen, Inc., which he joined in 2001, Mr. Lamb was president and COO of CNH Global N.V., a company created in 1999 from the merger of Case Corporation and New Holland N.V. Before the merger, he held the same position for Case Corporation beginning in 1995. He joined Case in 1993 as executive vice president and managing director of European operations.

Prior to joining Case, Mr. Lamb was executive assistant to the president of Tenneco, Inc., the parent of Case prior to its public offering in 1994, and played a key role in developing and implementing business improvement processes at Case. Before joining Tenneco in 1992, Mr. Lamb was with International Paper Co., and held several staff and management positions from 1988 to 1992. From 1987 to 1988 he was an associate in the corporate finance group of Kidder Peabody. He served as an officer in the United States Army from 1980 to 1985, progressing from scout platoon leader to company commander of a mechanized infantry company and aide-de-camp to the commanding general of the 1st Infantry Division (Fwd.).

Mr. Lamb is a distinguished graduate of the United States Military Academy at West Point, New York, where he received a Bachelor of Science degree in Electrical Engineering (1980). He also holds a Master of Business Administration degree from Harvard University (1987).

Mr. Lamb has served as a director of WKI Holding Company (parent of World Kitchen, Inc.) and director of Cordant Technologies. He was a member of the 2000 advisory committee of the U.S. Import-Export Bank and a past director and member of the executive committee of the National Association of Manufacturers.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,000 employees and a sales presence in over 100 countries worldwide. The company's website can be accessed at www.dresser.com.

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COMPANY CONTACT:
     STEWART YEE
     DIRECTOR OF CORPORATE COMMUNICATIONS
     (972) 361-9933
     stewart.yee@dresser.com